Brunswick Corporation, 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President – Corporate and Investor Relations
Phone:	(847) 735-4612

BRUNSWICK REPORTS EPS OF $0.59 IN SECOND QUARTER

     LAKE FOREST, Ill., July 23, 2003 — Brunswick Corporation (NYSE: BC) announced today a 16 percent increase in net earnings on a 5 percent sales gain and a 12 percent increase in operating earnings in the second quarter of 2003. Diluted earnings per share rose to $0.59 compared with $0.51 per diluted share for the second quarter of 2002.

     Commenting on the announcement, Brunswick Chairman and Chief Executive Officer George W. Buckley said, “Overall we had a very good second quarter with strong sales from the Brunswick Boat Group, which were up 12 percent, leading the way. We also achieved higher sales of marine engines in international markets, domestic commercial fitness equipment and from our retail bowling centers. The sales gain also reflects the impact of a weaker U.S. dollar. The benefit of higher boat sales, coupled with our ongoing cost reduction efforts across all of our business units, is evident in the 12 percent increase in operating earnings in the quarter. These factors helped offset the higher pension expense and health care costs we continue to experience. Operating margins improved to 8.1 percent from 7.7 percent a year ago.”

     “During the quarter we completed three acquisitions that are significant to our growth strategy,” Buckley noted. “The purchase of Valley-Dynamo, the leading manufacturer of coin-operated pool, table hockey and foosball tables, will give us a line of new products and a strong position in a new distribution channel. Valley-Dynamo is also the leader in home table hockey and foosball tables, which are sold through

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Brunswick Corporation
July 23, 2003

specialty retailers, as are Brunswick’s billiards tables. The Brunswick Boat Group’s goal of building a dedicated boat parts and accessories (P&A) business will be aided by the acquisition of Land ‘N’ Sea, the largest distributor of marine P&A in North America. We also purchased 70 percent of Navman, the New Zealand-based maker of global positioning system-based products, which will further support our efforts to more fully integrate marine electronics into our boats. These companies will benefit from Brunswick’s financial and market strengths, as well as our industry expertise. They, in turn, will help fuel our growth across the board.”

Second-Quarter Results

     For the quarter ended June 30, 2003, the company reported net sales of $1,071.0 million, up 5 percent from $1,017.2 million a year earlier. Operating earnings rose to $87.2 million, up 12 percent from $77.9 million, and operating margins reached 8.1 percent versus 7.7 percent a year ago. Net earnings totaled $53.6 million, or $0.59 per diluted share, up 16 percent from $46.2 million, or $0.51 per diluted share, in the year-ago second quarter.

     During the second quarter, the company made a $62 million payment (approximately $50 million after tax) to the Internal Revenue Service relating to a tax case that is currently under appeal. The company elected to make the payment to avoid accruing future interest costs. Consequently, the company lowered its effective tax rate to 35 percent from 36 percent.

Six-Month Results

     For the six months ended June 30, 2003, the company had net sales of $2,005.5 million, up 6 percent from $1,883.9 million for the first half of 2002. Operating earnings reached $100.2 million for the first half of 2003, which includes a $25 million litigation charge recorded in the first quarter of 2003. Excluding the litigation charge, operating earnings were up 16 percent to $125.2 million in the first half of 2003 from $108.2 million for the same period a year ago. Net earnings for the first six months of 2003 reached $57.4 million, or $0.63 per diluted share, including the aforementioned litigation charge, which is equivalent to $0.18 per diluted share. Excluding the litigation

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Brunswick Corporation
July 23, 2003

charge, earnings for the first half of 2003 totaled $0.81 per diluted share. Net earnings for the year-ago period totaled $34.3 million, or $0.38 per diluted share. Included in the 2002 results is the cumulative effect of adoption of Financial Accounting Standards Board SFAS No. 142, “Goodwill and Other Intangible Assets.” Adoption of this accounting standard resulted in a non-cash, after-tax charge of $25.1 million, or $0.28 per diluted share, in the first quarter of 2002.

Marine Engine Segment

     The Marine Engine segment, consisting of the Mercury Marine Group and Brunswick New Technologies (BNT), reported net sales of $521.9 million in the second quarter of 2003, up 3 percent from $505.8 million in the year-ago second quarter. Strong international sales and recent acquisitions offset the decline in domestic sales. Operating earnings in the second quarter were $64.2 million versus $77.8 million a year ago. Operating margins were 12.3 percent compared with 15.4 percent in the second quarter of 2002.

     “Sales benefited from a strong performance in international markets, which were up 22 percent in the quarter,” Buckley noted. “By contrast, the U.S. outboard market remains challenging as many of our competitors continue to offer deep discounts. We lowered production to keep inventories in balance and ended the quarter with 19 weeks of supply of engines in the pipeline, the same as last year. The lower production volumes and shifts in product mix to low-emission outboards, along with higher pension and health care costs and investments in BNT, are the primary drivers behind the margin decline. We are beginning to see the impact of cost reduction actions taken in the second quarter, which will be even more evident in the second half of the year.”

     “We continue to focus on new product development, and the technology transition from traditional carbureted two-stroke outboard engines to low-emission direct fuel injected (DFI) two-stroke and four-stroke products,” Buckley added. “We recently introduced a new 115-horsepower OptiMax DFI two-stroke and our Project “X” high-horsepower four-stroke outboard is on track for a spring 2004 launch. These products will further enhance our position in this important segment.”

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Brunswick Corporation
July 23, 2003

Boat Segment

     The Brunswick Boat Group comprises the Boat segment and includes the Sea Ray, Bayliner, Meridian, Maxum, Sealine, Hatteras, Boston Whaler, Trophy, Baja and Princecraft boat brands. The Boat segment reported sales for the second quarter of $418.9 million, up 12 percent compared with $373.3 million in the year-ago quarter. Operating earnings rose to $32.3 million, nearly triple the $11.0 million reported for the corresponding period last year. Operating margins in the second quarter improved to 7.7 percent from 2.9 percent a year ago.

     “Nearly all of our boat brands posted strong sales growth in the quarter, with new products doing particularly well,” Buckley commented. “Retail markets remain challenging, especially in the larger boat segments; however, we continue to see good demand for our entry-level Bayliner 175 runabout, and new models from Sea Ray, Sealine and Boston Whaler. Higher volumes and global sourcing efforts, along with significant improvements at our US Marine division, are driving improvement in operating earnings and operating margins.”

     “As we enter the 2004 model year, field inventories remain in excellent shape at 22 weeks of supply compared with 23 weeks a year ago. This is right where we want to be going into the seasonally-slower second half of the year,” Buckley explained.

Fitness Segment

     The Fitness segment is comprised of the Life Fitness division, which manufacturers and sells Life Fitness, Hammer Strength and ParaBody fitness equipment, and operates Omni Fitness retail stores. Segment sales in the second quarter of 2003 totaled $105.1 million, up 1 percent from $103.6 million in the year-ago quarter. Operating earnings rose 33 percent to $5.3 million from $4.0 million, and operating margins were 5.0 percent, up from 3.9 percent in the second quarter of 2002.

     “Life Fitness sales in the domestic commercial segment were up double digits in the second quarter with increases coming primarily from the regional health club and military markets,” Buckley said. “This strong performance helped offset weakness in international markets, as well as lower retail sales. We are beginning to see some

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Brunswick Corporation
July 23, 2003

signs of improvement in Asian markets, where SARS had virtually shut down health clubs and delayed expansion plans among clubs and hotel chains. Life Fitness continues to improve on its market-leading position with an onslaught of new product introductions, many of which include integrated electronics and features to enhance the users’ experience. We are poised to fully benefit as the negative effects of these market conditions eventually subside.”

Bowling & Billiards Segment

     The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, table hockey and foosball tables. Segment sales in the second quarter of 2003 totaled $94.1 million, down 2 percent compared with $95.7 million in the year-ago quarter. Operating earnings were $1.9 million in the quarter versus an operating loss of $1.7 million in the comparable quarter in 2002. Segment operating margins improved to 2.0 percent in the second quarter compared with a negative 1.8 percent in the second quarter a year ago. Margins are historically low in the second and third quarters due to lower seasonal activity in retail bowling.

     “Our retail bowling business recorded improved sales demonstrating the stability and resiliency of this business even during challenging economic times,” Buckley said. “Sales of bowling and billiards products were down quarter-over-quarter, as proprietors and distributors continued to take a wait-and-see attitude toward the economy. Cost reduction efforts and supply chain initiatives implemented over the past two years throughout this segment were major contributors to the improvement in operating earnings in the quarter.”

Looking Ahead

     Commenting on the current year, Buckley said, “We remain on track to meet our earnings expectations for 2003. While the outlook remains mixed, consumers appear to believe the economy is stabilizing. We’re not predicting an upturn, but we’re not expecting conditions to worsen. When we look at current marine market conditions, the low pipeline inventories, new products scheduled for launch, along with a few cents

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Brunswick Corporation
July 23, 2003

contributed from recent acquisitions and a lower effective tax rate, we are more comfortable that we can hit the higher end of our previously indicated range of $1.40 to $1.50 per diluted share for 2003, excluding the $0.18 per share litigation charge taken in the first quarter. Therefore, we are narrowing our EPS estimate to $1.45 to $1.50, compared with $1.14 reported for 2002. This would indicate earnings for the third quarter of between $0.35 and $0.40 per diluted share versus $0.26 per diluted share for the third quarter of 2002.”

Forward-Looking Statements

     Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to, the effect of a weak economy and stock market on consumer confidence and thus on demand for marine, fitness, billiards and bowling products; the impact of interest rates, fuel prices and weather conditions on demand for marine products; the ability to maintain effective distribution; competitive pricing pressures; the ability to maintain product quality and service standards expected by our customers; the ability to successfully integrate acquisitions; the financial strength of dealers and independent boat builders; the ability to successfully manage pipeline inventories; adverse foreign economic conditions; shifts in currency exchange rates; the effect of weak financial markets on pension expense and funding levels; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the success of global sourcing and supply chain management initiatives; the company’s ability to develop and produce new products; new and competing technologies; and imports from Asia and increased competition from Asian competitors. Additional factors are included in the company’s Annual Report on Form 10-K for 2002 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

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Brunswick Corporation
July 23, 2003

About Brunswick

     Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity"™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman GPS-based products; IDS dealer management systems; Sea Ray, Bayliner, Maxum, Hatteras, Meridian and Sealine pleasure boats; Baja high-performance boats; Boston Whaler and Trophy offshore fishing boats; Princecraft fishing, deck and pontoon boats; Land ‘N’ Sea marine parts and accessories distributor; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, table hockey and foosball tables. For more information, visit www.brunswick.com.

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Brunswick Corporation
July 23, 2003

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)

	Quarter Ended June 30

	2003	2002	% Change

Net sales	$1,071.0	$1,017.2	5%
Cost of sales	807.2	777.4
Selling, general and administrative expense	176.6	161.9

Operating earnings	87.2	77.9	12%
Interest expense	(10.1)	(10.6)	-5%
Other income	5.3	4.7

Earnings before income taxes	82.4	72.0	14%
Income tax provision	28.8	25.8

Net earnings	$53.6	$46.2	16%

Earnings per common share:
Basic	$0.59	$0.51	16%
Diluted	$0.59	$0.51	16%
Average shares used for computation of:
Basic earnings per share	90.8	90.2	1%
Diluted earnings per share	91.3	91.4	0%
Effective tax rate	34.9%	35.8%

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Brunswick Corporation
July 23, 2003

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)

	Six Months Ended June 30

	2003	2002	% Change

Net sales	$2,005.5	$1,883.9	6%
Cost of sales	1,532.9	1,452.7
Selling, general and administrative expense	347.4	323.0
Litigation charge	25.0	—

Operating earnings (1)	100.2	108.2	-7%
Interest expense	(20.8)	(21.6)	-4%
Other income	8.9	6.0

Earnings before income taxes	88.3	92.6	-5%
Income tax provision	30.9	33.2

Earnings before cumulative effect of change in accounting principle	57.4	59.4	-3%
Cumulative effect of change in accounting principle, net of tax (2)	—	(25.1)

Net earnings	$57.4	$34.3	67%

Basic earnings per common share:
Earnings before cumulative effect of change in accounting principle	$0.63	$0.66	-5%
Cumulative effect of change in accounting principle (2)	—	(0.28)

Net earnings	$0.63	$0.38	66%

Diluted earnings per common share:
Earnings before cumulative effect of change in accounting principle	$0.63	$0.66	-5%
Cumulative effect of change in accounting principle (2)	—	(0.28)

Net earnings	$0.63	$0.38	66%

Average shares used for computation of:
Basic earnings per share	90.7	89.5	1%
Diluted earnings per share	91.0	90.6	0%
Effective tax rate	35.0%	35.9%

(1)	Operating earnings include a $25.0 million litigation charge recorded in the first quarter of 2003 in connection with a patent infringement lawsuit relating to the design of a cross trainer.

(2)	The company adopted SFAS No. 142, effective Jan. 1, 2002.

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Brunswick Corporation
July 23, 2003

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Quarter Ended June 30

	Net Sales			Operating Earnings			Operating Margin

			%			%
	2003	2002	Change	2003	2002	Change	2003	2002

Marine Engine	$521.9	$505.8	3%	$64.2	$77.8	-17%	12.3%	15.4%
Boat	418.9	373.3	12%	32.3	11.0	NM	7.7%	2.9%
Marine eliminations	(69.0)	(61.2)		—	—

Total Marine	871.8	817.9	7%	96.5	88.8	9%	11.1%	10.9%
Fitness	105.1	103.6	1%	5.3	4.0	33%	5.0%	3.9%
Bowling & Billiards	94.1	95.7	-2%	1.9	(1.7)	NM	2.0%	-1.8%
Corporate/Other	—	—		(16.5)	(13.2)	25%

Total	$1,071.0	$1,017.2	5%	$87.2	$77.9	12%	8.1%	7.7%

	Six Months Ended June 30

	Net Sales			Operating Earnings			Operating Margin

			%			%
	2003	2002	Change	2003	2002	Change	2003	2002

Marine Engine	$934.7	$876.2	7%	$83.5	$102.5	-19%	8.9%	11.7%
Boat	797.5	727.2	10%	46.4	14.3	NM	5.8%	2.0%
Marine eliminations	(130.2)	(114.0)		—	—

Total Marine	1,602.0	1,489.4	8%	129.9	116.8	11%	8.1%	7.8%
Fitness (1)	224.3	208.6	8%	(7.2)	12.9	NM	-3.2%	6.2%
Bowling & Billiards	179.2	185.9	-4%	10.3	6.8	51%	5.7%	3.7%
Corporate/Other	—	—		(32.8)	(28.3)	16%

Total	$2,005.5	$1,883.9	6%	$100.2	$108.2	-7%	5.0%	5.7%

(1)	Fitness segment operating earnings include a $25.0 million litigation charge recorded in the first quarter of 2003 in connection with a patent infringement lawsuit relating to the design of a cross trainer.

NM = Not Meaningful

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Brunswick Corporation
July 23, 2003

Brunswick Corporation
Comparative Consolidated Balance Sheets
(in millions)

	June 30,	December 31,	June 30,
	2003	2002	2002

	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$254.1	$351.4	$334.5
Accounts and notes receivables, net	496.7	401.4	484.7
Inventories
Finished goods	310.4	272.5	273.4
Work-in-process	203.5	201.6	199.4
Raw materials	71.0	72.8	54.2

Net inventories	584.9	546.9	527.0

Prepaid income taxes	313.0	305.1	322.1
Prepaid expenses and income tax refunds receivable	43.1	55.4	26.7

Current assets	1,691.8	1,660.2	1,695.0
Net property	787.4	792.7	784.4
Other assets
Goodwill and other intangibles	653.4	570.3	555.3
Investments and other long-term assets	401.2	383.9	369.6

Total assets	$3,533.8	$3,407.1	$3,404.3

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$43.6	$28.9	$45.8
Accounts payable	308.6	291.2	264.0
Accrued expenses and accrued income taxes	729.6	685.5	694.9

Current liabilities	1,081.8	1,005.6	1,004.7
Long-term debt	588.5	589.5	600.9
Deferred items	686.9	710.2	586.6
Common shareholders’ equity	1,176.6	1,101.8	1,212.1

Total liabilities and shareholders’ equity	$3,533.8	$3,407.1	$3,404.3

Supplemental Information
Debt-to-capitalization rate	34.9%	35.9%	34.8%

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Brunswick Corporation
July 23, 2003

Brunswick Corporation
Comparative Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended June 30

	2003	2002

Cash flows from operating activities
Net earnings	$57.4	$34.3
Depreciation and amortization	72.9	75.2
Change in accounting principle, net of tax	–	25.1
Changes in noncash current assets and current liabilities	(61.9)	11.9
Income taxes and other, net	(7.0)	92.1

Net cash provided by operating activities	61.4	238.6

Cash flows from investing activities
Capital expenditures	(52.2)	(41.0)
Investments	(11.7)	(6.7)
Acquisitions of businesses, net of cash acquired	(97.4)	(8.8)
Other, net	3.3	4.0

Net cash used for investing activities	(158.0)	(52.5)

Cash flows from financing activities
Net issuances of commercial paper and other short-term debt	1.5	18.5
Payments of long-term debt including current maturities	(5.0)	(18.0)
Stock options exercised	2.8	39.4

Net cash provided by (used for) financing activities	(0.7)	39.9

Net increase (decrease) in cash and cash equivalents	(97.3)	226.0
Cash and cash equivalents at January 1	351.4	108.5

Cash and cash equivalents at June 30	$254.1	$334.5

Free Cash Flow
Net cash provided by operating activities	$61.4	$238.6
Net cash provided by (used for):
Capital expenditures	(52.2)	(41.0)
Investments	(11.7)	(6.7)
Other, net	3.3	4.0

Total Free Cash Flow	$0.8	$194.9

Free cash flow is defined as cash flow from operating and investing activities, excluding acquisition and financing activities.

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